Exhibit 99.1

Neuronetics Reports Third Quarter 2026 Financial and Operating Results

MALVERN, PA., November 4, 2026 – Neuronetics, Inc. (NASDAQ: STIM) (the “Company” or “Neuronetics”), a leader in interventional mental health and provider of NeuroStar® TMS technology and direct patient care through the Greenbrook network of interventional psychiatry clinics, today announced its financial and operating results for the third quarter of 2026.

Third Quarter 2026 Highlights

•	Total revenue increased 12.5% year-over-year to $42.0 million

•	Greenbrook revenue increased 20.1% year-over-year to $26.2 million

•	Adjusted EBITDA of $1.9 million compared to $(4.7) million in the third quarter of 2025

•	Net loss of $1.6 million compared to a loss of $9.4 million in the third quarter of 2025

•	Cash provided by operating and investing of $0.8 million compared to $(0.9) million in the third quarter of 2025

Recent Operational Highlights

•	Submitted 510(k) application for accelerated TMS

•	Entered agreement with Wave Neuro to pursue treatment of PTSD pending 510(k) submission

•	NeuroStar Launched First-Ever TMS Integration with EHR/EMR Platform

“This quarter showed our strategy taking hold across our business. We delivered a record third quarter within Greenbrook as well as NeuroStar system sales. This reflects both our revenue cycle management advances as well as the positive reception of our expanded NeuroStar go-to-market options. We also continued to demonstrate our prioritization on profitability and cashflow generation,” said Dan Reuvers, President and Chief Executive Officer of Neuronetics. “We’re continuing to focus on new and expanded partnerships for NeuroStar, serving more patients in our Greenbrook clinics and preparing for the introduction of an even more comprehensive offering with the introduction of psychedelics.”

Third Quarter 2026 Financial and Operating Results for the Three Months Ended September 30, 2026

	Revenues by Segments Three Months Ended September 30,
	2026	2025
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
NeuroStar revenue	$15,770	$15,489	1.8%
Greenbrook revenue	26,192	21,808	20.1%

Total revenues	$41,962	$37,297	12.5%

Total revenue for the three months ended September 30, 2026, was $42.0 million, an increase of $4.7 million, or 12.5%, compared to the three months ended September 30, 2025, of $37.3 million. The increase was primarily driven by higher Greenbrook revenue, which increased to $26.2 million in the third quarter of 2026 from $21.8 million in the third quarter of 2025, reflecting continued growth of the Greenbrook business.

Gross margin increased from 45.9% for the three months ended September 30, 2025, to 52.2% for the three months ended September 30, 2026. The increase in gross margin was primarily driven by the positive impact of our new go-to-market strategy, as well as improved revenue cycle management within the Greenbrook clinics.

Operating expenses during the third quarter of 2026 were $21.3 million, a decrease of $3.1 million, or 13%, compared to $24.4 million in the third quarter of 2025, primarily attributable to lower sales and marketing expenses, partially offset by higher general and administrative expenses.

Income from operations during the third quarter of 2026 was $0.5 million, an increase of $7.9 million, as compared to a loss of $7.3 million in the third quarter of 2025. Adjusted EBITDA during the third quarter of 2026 was $1.9 million, an increase of $6.6 million compared to a loss of $4.7 million in the third quarter of 2025.

Net loss attributable to Neuronetics stockholders for the third quarter of 2026 was $1.7 million, or $0.02 per share, as compared to $9.0 million, or $0.13 per share, for the third quarter of 2025. Net loss per share was based on 77,003,536 and 67,308,607 weighted average common shares outstanding for the third quarters of 2026 and 2025, respectively.

As of September 30, 2026, the Company held $27.9 million in total cash, consisting of cash and cash equivalents of $22.1 million and $5.8 million of restricted cash, compared to total cash of $34.1 million as of December 31, 2025.

Submitted 510(k) application for Accelerated TMS

The Company submitted a 510(k) to the FDA for an accelerated TMS protocol in August, which is currently under review. Pending approval, this has the potential to expand access to TMS for more patients, as condensed protocols can be more advantageous for some patients.

Entered agreement with Wave Neuro to pursue treatment of PTSD pending 510(k) submission

Wave Neuroscience, Inc. (“Wave Neuro”) has a proprietary software algorithm that leverages electroencephalogram (“EEG”) data to enable TMS to treat post-traumatic stress disorder (“PTSD”). The Company has signed a distribution agreement with Wave Neuro and plans to seek FDA clearance to add NeuroStar as a TMS system compatible with Wave Neuro’s PTSD indication. This clearance would allow NeuroStar customers to treat PTSD on their existing systems using Wave Neuro’s software algorithm.

NeuroStar Launched First-Ever TMS Integration with EHR/EMR Platform

The Company announced the integration of its TrakStar® practice management platform with AdvancedMD’s electronic health/medical record (“EHR/EMR”), practice management, and revenue cycle platform. The first-of-its-kind integration connects TMS treatment data with clinical documentation, scheduling, and billing workflows, helping reduce duplicate work and administrative burden for providers. The integration is expected to become available to existing NeuroStar providers using AdvancedMD in the fourth quarter of 2026, with broader availability for providers adopting the platform going forward.

Business Outlook

For the full year 2026, Neuronetics now expects:

•	Total revenue between $160 million and $164 million, unchanged compared to prior guidance

•	Gross margin between 49% and 50%, compared to prior guidance of 48% and 50%

•

Operating expenses, excluding stock-based compensation, between $89 million and $92 million, with estimated stock-based compensation of $3.5 million, compared to prior guidance of $91 million to $96 million, and stock- based compensation of $4.0 million. Operating expenses between $92.5 million and $95.5 million, compared to prior guidance of $95 million to $100 million.

•	Cash flow from operating and investing in the range of $(10.0) million to $(12.0) million, compared to prior guidance of $(10.5) million to $(14.5) million.

Operating Expense Guidance: FY 2026

The following table presents the Company’s reconciliation between Operating Expenses and Operating Expenses less Non-cash Stock-Based Compensation. This adjusted guidance is based on assumptions that management believes are reasonable under the circumstances. However, they are not necessarily indicative of the Company’s future performance. Operating Expenses less Stock Based Compensation are projected Operating Expenses for the fiscal year 2026, less non-cash stock-based compensation.

	Range
	(in millions)
Operating expenses	$92.5	$95.5
Non-cash stock-based compensation expense (“SBC”)[1]	$3.5	$3.5
Operating expenses, less SBC	$89.0	$92.0

(1)

Stock-based compensation consists of expenses related to restricted stock units and performance based restricted stock units. We exclude these expenses from our non-GAAP financial measures because they are non-cash charges that we do not consider reflective of our core ongoing operational performance. While share-based compensation is a recurring expense and a key part of our employee retention strategy, excluding it allows management and investors to compare our operational profitability more consistently against prior periods and industry peers.

Webcast and Conference Call Information

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/7ri4xna9. To listen to the conference call on your telephone, participants may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. is a leader in interventional mental health, combining innovative treatment technologies with direct patient care. Through its NeuroStar Advanced Therapy system, the Company is a leading provider of transcranial magnetic stimulation (“TMS”) treatment and, through Greenbrook TMS Inc. (“Greenbrook”), operates one of the largest interventional psychiatry clinic networks in the United States, offering both TMS and SPRAVATO® therapies. NeuroStar Advanced Therapy is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication has not helped. NeuroStar Advanced Therapy is the leading TMS treatment for major depressive disorder (“MDD”) in adults and is backed by what we believe is the largest clinical data set of any TMS treatment system for depression. Greenbrook treatment centers also offer SPRAVATO (esketamine) nasal spray, a prescription medicine indicated for the treatment of treatment-resistant depression (“TRD”) in adults as monotherapy or in conjunction with an oral antidepressant. It is also indicated for depressive symptoms in adults with MDD with acute suicidal ideation or behavior in conjunction with an oral antidepressant.1

The NeuroStar Advanced Therapy System is cleared by the U.S. Food and Drug Administration for adults with MDD, as an adjunct for adults with obsessive-compulsive disorder, to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression), and as a first line adjunct for the treatment of MDD in adolescent patients aged 15-21. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this press release, including the documents incorporated by reference herein, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Statements in this press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “may,” “will,” “would,” “should,” “expect,” “plan,” “design,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “outlook” or “continue” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarters and fiscal year 2026, including with respect to revenue, expenses, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties, and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the effect of the transaction with Greenbrook on our business relationships; operating results and business generally; our ability to execute our business strategy; our ability to achieve or sustain profitable operations due to our history of losses; our reliance on the sale and usage of our NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of our salesforce; our ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using our products; physician and patient demand for treatments using our products and services; developments in respect of competing technologies and therapies for the indications that our products and services treat; product defects; our ability to obtain and maintain intellectual property protection for our technology; developments in clinical trials or regulatory review of the NeuroStar Advanced Therapy System for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; potential effects of evolving and/or extensive government regulation; the terms of our credit facility; our self-sustainability; existing cash balance; our ability to achieve positive cash flows; and our ability to continue as a going concern. For a discussion of these and other related risks, please refer to the Company’s recent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov, including, without limitation, the factors described under the heading “Risk Factors” in Neuronetics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as may be updated or supplemented by subsequent reports that Neuronetics has filed or files with the SEC. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Aman Patel or Mark Klausner

ICR Healthcare

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Consolidated Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues
NeuroStar	$15,770	$15,489	$43,372	$43,889
Greenbrook	26,192	21,808	74,612	63,491

Total revenues	41,962	37,297	117,984	107,380

Cost of revenues
NeuroStar	3,610	4,607	9,780	12,068
Greenbrook	16,462	15,582	48,937	44,708

Total cost of revenues	20,072	20,189	58,717	56,776

Gross profit	21,890	17,108	59,267	50,604

Operating expenses:
Sales and marketing	8,484	11,848	29,205	35,715
General and administrative	11,675	11,077	36,127	36,364
Research and development	1,190	1,504	3,890	4,918

Total operating expenses	21,349	24,429	69,222	76,997

Income (Loss) from operations	541	(7,321)	(9,955)	(26,393)

Other (income) expense:
Interest expense	2,144	2,206	6,535	6,097
Loss on extinguishment of debt	—	—	539	—
Other income, net	(47)	(126)	(1,229)	(561)

Net loss	$(1,556)	$(9,401)	$(15,800)	$(31,929)

Less: Net gain (loss) attributable to non-controlling interest	136	(356)	121	(89)

Net loss attributable to Neuronetics stockholders	$(1,692)	$(9,045)	(15,921)	(31,840)

Net loss per share of common stock outstanding, basic and diluted attributable to Neuronetics stockholders	$(0.02)	$(0.13)	$(0.22)	$(0.49)

Weighted average common shares outstanding, basic and diluted	77,004	67,309	73,268	65,006

NEURONETICS, INC.

Consolidated Balance Sheets

(Unaudited; In thousands, except per share data)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$22,106	$28,134
Restricted cash and cash equivalents	5,750	6,000
Accounts receivable, net of allowance for credit losses of $563 and $1,043 as of September 30, 2026 and December 31, 2025, respectively	14,435	16,469
Inventory	4,943	4,327
Current portion of net investments in sales-type leases	250	225
Current portion of prepaid commission expense	2,652	3,050
Current portion of notes receivable	258	424
Prepaid expenses and other current assets	3,494	2,922

Total current assets	53,888	61,551

Property and equipment, net	3,182	4,466
Goodwill	23,622	23,622
Intangible assets, net	17,056	18,149
Operating lease right-of-use assets	24,694	23,560
Net investments in sales-type leases	87	98
Prepaid commission expense	6,376	7,972
Long-term notes receivable	24	151
Other assets	3,029	1,982

Total assets	$131,958	$141,551

Liabilities and Equity
Current liabilities:
Accounts payable	$9,963	$10,739
Accrued expenses	10,354	12,316
Current portion of deferred revenue	997	753
Deferred and contingent consideration	250	500
Other payables	254	652
Current portion of operating lease liabilities	5,038	5,561

Total current liabilities	26,856	30,521

Long-term debt, net	61,752	65,807
Deferred revenue	10	48
Operating lease liabilities	20,937	18,935

Total liabilities	109,555	115,311

Commitments and contingencies (Note 18)
Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on September 30, 2026, and December 31, 2025	—	—
Common stock, $0.01 par value: 250,000 shares authorized; 77,728 and 68,994 shares issued and outstanding on September 30, 2026 and December 31, 2025, respectively	777	690
Additional paid-in capital	492,774	480,475
Accumulated deficit	(474,843)	(458,787)

Total Stockholders’ equity	18,708	22,378
Non-controlling interest	3,695	3,862

Total equity	22,403	26,240

Total liabilities and equity	$131,958	$141,551

NEURONETICS, INC.

Consolidated Statements of Cash Flows

(Unaudited; In thousands)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(15,800)	$(31,929)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,216	2,698
Allowance for credit losses	(138)	382
Inventory impairment	7	267
Share-based compensation	2,543	4,667
Non-cash interest expense	711	600
Loss on extinguishment of debt	539	—
Loss on disposal of property and equipment	375	45
Changes in certain assets and liabilities:
Accounts receivable, net	2,465	1,384
Inventory	(772)	(240)
Net investments in sales-type leases	(15)	22
Prepaid commission expense	1,995	840
Prepaid expenses and other assets	(339)	3,813
Accounts payable	(823)	(77)
Accrued expenses	(2,001)	(3,302)
Other liabilities	(398)	(223)
Deferred revenue	244	(229)

Net cash used in operating activities	(9,191)	(21,282)

Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(1,084)	(585)
Proceeds from the sale of property and equipment	25	—

Net cash used in investing activities	(1,059)	(585)

Cash flows from financing activities:
Payments of debt issuance costs	(55)	(80)
Proceeds from issuance of long-term debt	—	10,000
Repayment of deferred and contingent consideration	(250)	—
Repayment of long-term debt	(5,000)	—
Payment for debt extinguishment costs	(250)	—
Proceeds from the issuance of common stock	—	20,700
Payments of common stock offering issuance costs	—	(1,731)
Proceeds from issuance of common stock under ATM Program	8,577	8,313
Payments of common stock offering issuance costs under ATM Program	(409)	(336)
Distribution to non-controlling interest	(423)	—
Proceeds from exercises of stock options	2,202	13
Payments to tax authorities for employee share withholding	(420)	—

Net cash provided by financing activities	3,972	36,879

Net increase (decrease) in Cash, Cash equivalents and Restricted cash	(6,278)	15,012
Cash and cash equivalents and restricted cash and cash equivalents, beginning of period	34,134	19,459

Cash and cash equivalents and restricted cash and cash equivalents, end of period	$27,856	$34,471

Reconciliation of cash and cash equivalents and restricted cash and cash equivalents to the consolidated balance sheet:
Cash and cash equivalents	22,106	27,971
Restricted cash and cash equivalents	5,750	6,500

Total cash and cash equivalents and restricted cash and cash equivalents	$27,856	$34,471

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,847	$5,474
Transfer of inventory to property and equipment	$155	$75
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment and capitalized software in accounts payable and accrued expenses	$48	$30
	$—	$—

Non-GAAP Financial Measures (Unaudited)

EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes that the addition of the non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA and Adjusted EBITDA:

	Three Months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(in thousands)		(in thousands)
Net loss attributable to Neuronetics stockholders’	$(1,692)	$(9,045)	$(15,921)	$(31,840)
Interest expense, net	2,097	2,080	5,306	5,536
Income taxes	—	—	—	—
Depreciation and amortization	742	886	2,216	2,698

EBITDA	$1,147	$(6,079)	$(8,399)	$(23,606)

Stock based compensation (Note 1)	178	1,409	2,543	4,667
Loss on extinguishment of debt (Note 2)	—	—	539	—
Restructuring (Note 3)	562	—	875	—

Adjusted EBITDA	$1,887	$(4,670)	$(4,442)	$(18,939)

Footnotes

1.

Stock-based compensation consists of expenses related to restricted stock units and performance based restricted stock units. We exclude these expenses from our non-GAAP financial measures because they are non-cash charges that we do not consider reflective of our core ongoing operational performance. While share-based compensation is a recurring expense and a key part of our employee retention strategy, excluding it allows management and investors to compare our operational profitability more consistently against prior periods and industry peers.

2.

In connection with its $5 million repayment of debt in the first quarter of 2026 to Perceptive Advisors, LLC, the Company recorded a total loss on partial debt extinguishment of approximately $0.5 million. This infrequent and non-recurring expense is removed from EBITDA in order to provide a more accurate reflection of the Company’s core operational performance for the period presented.

3.

Restructuring expense represents costs incurred in connection with workforce reductions, role eliminations, or organizational restructuring activities that are not expected to recur in the ordinary course of business. These costs have been added back to EBITDA because they are considered non-recurring and not reflective of the Company’s ongoing operating performance. Management believes excluding these expenses provides a more meaningful measure of normalized earnings and period-to-period operating comparability.

References

1 The effectiveness of SPRAVATO in preventing suicide or in reducing suicidal ideation or behavior has not been demonstrated. Use of SPRAVATO does not preclude the need for hospitalization if clinically warranted, even if patients experience improvement after an initial dose of SPRAVATO. For more important safety information about SPRAVATO, please visit spravatohcp.com.